EXHIBIT 99.2

DIRECTORS AND EXECUTIVE OFFICERS OF DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)

The name and citizenship of each director and executive officer of Danish Ship Finance A/S (Danmarks Skibskredit A/S) are set forth below. The business address of each person listed below is Sankt Annæ Plads 3, 1250 Copenhagen, Denmark. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship

Membership of the Board of Directors
Jens Thomsen	Chairman of the Board of Directors, Danish Ship Finance A/S	Danish
Thomas F. Borgen	Deputy Chairman of the Board of Directors, Danish Ship Finance A/S	Norwegian
Fatiha Benali	Member of the Board of Directors, Danish Ship Finance A/S	Danish
Jenny N. Braat	Member of the Board of Directors, Danish Ship Finance A/S	Danish
Marcus F. Christensen	Member of the Board of Directors, Danish Ship Finance A/S	Danish
Christopher Rex	Member of the Board of Directors, Danish Ship Finance A/S	Danish
Michael Rasmussen	Member of the Board of Directors, Danish Ship Finance A/S	Danish
Henrik R. Søgaard	Member of the Board of Directors, Danish Ship Finance A/S	Danish
Trond Ø. Westlie	Member of the Board of Directors, Danish Ship Finance A/S	Norwegian
Erik I. Lassen	Chief Executive Officer and Member of the Management Board, Danish Ship Finance A/S	Danish
Per Schnack	Executive Vice President and Member of the Management Board, Danish Ship Finance A/S	Danish